EXHIBIT 8.1

Form of Tax Opinion

April      , 2004

Bimini Mortgage Management, Inc.

3305 Flamingo Drive, Suite 100

Vero Beach, Florida 32963

Re:                               REIT Status of Bimini Mortgage Management, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Bimini Mortgage Management, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale by the Company of          shares of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”).  The Class A Common Stock is being sold pursuant to the Company’s Registration Statement on Form S-11 (File No. 333-113715) under the Securities Act of 1933, as amended (together with any amendments thereto, the “Registration Statement”).  Capitalized terms not otherwise defined herein shall have the meanings given in the Registration Statement.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof.  These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinions expressed herein, we have examined and relied on the following items:

1.                                       the Articles of Amendment and Restatement of the Company as filed with the Maryland State           Department of Assessments and Taxation on December 22, 2003;

2.                                       the bylaws of the Company;

3.                                       the Certificate of Representations dated as of the date hereof, provided to us by the Company (the “Certificate of Representations”);

4.                                       the Registration Statement; and

5.                                       such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended; (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms and (vi) the Company at all times will operate in accordance with the method of operation described in its organizational documents and the Registration Statement.

For purposes of rendering the opinions stated below, we have also assumed, with your consent, (i) the accuracy of the representations contained in the Certificate of Representations, dated as of the date hereof, provided to us by the Company and that each representation contained in such Certificate of Representations to the best of the Company’s knowledge is accurate and complete without regard to such qualification as to the best of the Company’s knowledge and (ii) no action will be taken following the sale that is inconsistent with the Company’s status as a real estate investment trust (“REIT”) for any period prior or subsequent to the sale.  As of the date hereof, no facts have come to our attention which would lead us to believe that we are not justified in relying upon the Certificate of Representations.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

(1)                                commencing with its taxable year ended December 31, 2003, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current and proposed method of operation will continue to enable the Company to meet the requirements for qualification and taxation as a REIT under the Code; and

(2)                                the statements in the Registration Statements under the captions “Risk Factors – Legal and Tax Risks,” with respect to discussions relating to the Company’s qualification and taxation as a REIT and the tax treatment of its stockholders, and “Certain Federal Income Tax Consequences,” to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

The opinions set forth above represent our conclusion based upon the documents, facts, representations and assumptions referred to above.  Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein.  Moreover, the Company’s qualification as a REIT depends upon the ability of the Company to meet for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership.  We have not undertaken, and will not undertake, to review the Company’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any single taxable year have satisfied or will satisfy the tests necessary to qualify as a REIT under the Code.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

The opinions set forth in this letter are (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter, (ii) as of the date hereof, and (iii) rendered by us at the request of the Company solely for your benefit and may not be relied upon by any person or entity other than you without our express permission.

Very truly yours,